EXHIBIT 99.01

NEXTRACKER INC.

2014 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS OF NEXTRACKER:  JANUARY 8, 2014

APPROVED BY THE STOCKHOLDERS OF NEXTRACKER:  DECEMBER 16, 2014

AMENDED BY THE BOARD OF DIRECTORS AND STOCKHOLDERS OF NEXTRACKER: SEPTEMBER 2, 2015

RESTATEMENT ADOPTED BY THE BOARD OF DIRECTORS OF NEXTRACKER: SEPTEMBER 25, 2015

TERMINATION DATE:  JANUARY 8, 2024

1.                                      GENERAL.

(a)                                 Restatement in Connection with Merger.  NEXTracker Inc. (“NEXTracker”) entered into an Agreement and Plan of Merger by and among Flextronics International USA, Inc. (“Flex”), Hunter Acquisition Corp., a wholly owned subsidiary of Flex (“Merger Sub”), NEXTracker and Fortis Advisors LLC, as the Securityholders’ Agent (the “Merger Agreement”) dated as of September 2, 2015, pursuant to which Merger Sub will merge with and into NEXTracker, causing NEXTracker to become a wholly owned subsidiary of Flex (the “Merger”).  As required by the Merger Agreement, the Plan is amended and restated, as set forth herein (the “Restatement”) by the pre-Merger Board of Directors in order to make certain changes to facilitate the assumption of the Plan and all outstanding Awards thereunder by Flextronics International Ltd. (the “Company”) and comply with applicable laws, including the following:

(i)                                    Changing all prior references in the Plan from the common stock of NEXTracker to the ordinary shares in the capital of Flextronics International Ltd. (the “Company”), with conforming changes to all other references to “stock,” forms of “stock” awards and “stockholders”;

(ii)                                Eliminating (A) all rights and provisions relating to restricted stock and the forfeiture of shares to the Company, including provisions that permit optionholders to pay the exercise price of an Option with shares; (B) the ability of the Company to assign any such repurchase rights to a third party; and (C) the ability to pay the exercise or purchase price of shares with a promissory note;

(iii)                            Clarifying that (A) the use of treasury shares to satisfy Awards, (B) the net settlement of Awards, (C) the “same day sale,” “sell to cover” or “broker assisted exercise”  provisions and (D) the ability of the Company to repurchase shares, in each case shall be permitted only in accordance with applicable law;

(iv)                             Changing all prior references in the Plan from NEXTracker’s bylaws to the Company’s Memorandum and Articles of Association;

(v)                                 Changing the governing law of the Plan and all Awards to the Companies Act;

(vi)                             Providing that the maximum term of any Option held by a non-employee shall not exceed five years from the date of grant; and

(vii)                         Providing that the Plan shall be administered in accordance with the administrative policies and procedures in effect from time to time under the Company’s 2010 Equity Incentive Plan.

The Restatement is subject to, and is effective immediately prior to, the consummation of the Merger.

(b)                                 Eligible Share Award Recipients.  Employees, Directors and Consultants are eligible to receive Share Awards.

(c)                                  Available Share Awards.  The Plan provides for the grant of the following types of Share Awards: (i) Incentive Stock Options, (ii) Nonstatutory Share Options, (iii) Share Appreciation Rights, (iv) Restricted Share Unit Awards and (v) Other Share Awards.

(d)                                 Purpose.  The Plan, through the granting of Share Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Ordinary Shares.

2.                                      ADMINISTRATION.

(a)                                 Administration by Board.  The Board will administer the Plan.  The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)                                 Powers of Board.  The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)                                    To determine (A) who will be granted Share Awards; (B) when and how each Share Award will be granted; (C) what type of Share Award will be granted; (D) the provisions of each Share Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Ordinary Shares under the Share Award; (E) the number of Ordinary Shares subject to a Share Award; and (F) the Fair Market Value applicable to a Share Award.

(ii)                                To construe and interpret the Plan and Share Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Share Awards.  Unless otherwise determined by the Board, the Plan shall be administered in accordance with the administrative policies and procedures in effect from time to time under the Company’s 2010 Equity Incentive Plan. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Share Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Share Award fully effective.

(iii)                            To settle all controversies regarding the Plan and Share Awards granted under it.

(iv)                             To accelerate, in whole or in part, the time at which a Share Award may be exercised or vest (or at which cash or Ordinary Shares may be issued).

(v)                                 To suspend or terminate the Plan at any time.  Except as otherwise provided in the Plan or a Share Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Share Award without his or her written consent except as provided in subsection (viii) below.

(vi)                             To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Share Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek shareholder approval of any amendment of the Plan that (A) materially increases the number of Ordinary Shares available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Share Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which Ordinary Shares may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Share Awards available for issuance under the Plan.  Except as provided in the Plan (including subsection (viii) below) or a Share Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Share Award unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii)                         To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 422 of the Code regarding Incentive Stock Options.

(viii)                     To approve forms of Share Award Agreements for use under the Plan and to amend the terms of any one or more Share Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Share Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Share Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.  Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Share Awards without the affected Participant’s consent (A) to maintain the qualified status of the Share Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Share Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws.

(ix)                             Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Share Awards.

(x)                                 To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Share Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(xi)                             To effect, with the consent of any adversely affected Participant, (A) the reduction of the exercise, purchase or strike price of any outstanding Share Award; (B) the cancellation of any outstanding Share Award and the grant in substitution therefor of a new (1) Option or SAR, (2) Restricted Share Unit Award, (3) Other Share Award, (4) cash and/or (5) other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (x) covering the same or a different number of Ordinary Shares as the cancelled Share Award and (y) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

(c)                                  Delegation to Committee.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee).  Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable).  The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(d)                                 Delegation to an Officer.  The Board may delegate to one (1) or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Share Awards) and, to the extent permitted by applicable law, the terms of such Share Awards, and (ii) determine the number of Ordinary Shares to be subject to such Share Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of Ordinary Shares that may be subject to the Share Awards granted by such Officer and that such Officer may not grant a Share Award to himself or herself.  Any such Share

Awards will be granted on the form of Share Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority.  The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(s) below.

(e)                                  Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.                                      SHARES SUBJECT TO THE PLAN.

(a)                                 Share Reserve.

(i)                                    Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of Ordinary Shares that may be issued pursuant to Share Awards from and after the Effective Date will not exceed Six Million Six Hundred Twenty-One Thousand Six Hundred Forty-Eight (6,621,648) shares (the “Share Reserve”).

(ii)                                For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of Ordinary Shares that may be issued pursuant to the Plan.  Accordingly, this Section 3(a) does not limit the granting of Share Awards except as provided in Section 7(a).

(b)                                 Reversion of Shares to the Share Reserve.  If a Share Award or any portion thereof (i) expires or otherwise terminates without all of the Ordinary Shares covered by such Share Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than Ordinary Shares), such expiration, termination or settlement will not reduce (or otherwise offset) the number of Ordinary Shares that may be available for issuance under the Plan.

(c)                                  Incentive Stock Option Limit.  Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options will be Ten Million (10,000,000) Ordinary Shares.

(d)                                 Source of Shares.  The Ordinary Shares issuable under the Plan will be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares repurchased by the Company on the open market or otherwise and held as treasury shares but only to the extent the delivery of such treasury shares under the Plan is permitted and in accordance with applicable law.

4.                                      ELIGIBILITY.

(a)                                 Eligibility for Specific Share Awards.  Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code).  Share Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Share Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the Ordinary Shares underlying such Share Awards are treated as “service recipient stock” under Section 409A of the Code (for example, because the Share Awards are granted pursuant to a corporate transaction such as a spin off transaction), or (ii) the Company, in consultation with its legal counsel, has determined that such Share Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.

(b)                                 Ten Percent Shareholders.  A Ten Percent Shareholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.                                      PROVISIONS RELATING TO OPTIONS AND SHARE APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate.  All Options will be separately designated Incentive Stock Options or Nonstatutory Share Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Ordinary Shares purchased on exercise of each type of Option.  If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Share Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Share Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Share Award Agreement or otherwise) the substance of each of the following provisions:

(a)                                 Term.  Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option or SAR granted to an Employee will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Share Award Agreement.  In addition, no Option or SAR granted to a Consultant (including a Director who is not an Employee) will be exercisable after the expiration of five (5) years from the date of its grant or such shorter period specified in the Share Award Agreement.

(b)                                 Exercise Price.  Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise or strike price of each Option or SAR will be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option or SAR on the date the Share Award is granted.  Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Share Award if such Share Award is granted pursuant to an assumption of or substitution for another option or Share Appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.  Each SAR will be denominated in Ordinary Share equivalents.

(c)                                  Purchase Price for Options.  The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below.  The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment.  The permitted methods of payment are as follows:

(i)                                    by cash, check, bank draft or money order payable to the Company;

(ii)                                to the extent permitted by applicable law, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)                            to the extent permitted by applicable law, if an Option is a Nonstatutory Share Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Ordinary Shares to be issued.  Ordinary Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Ordinary Shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) Ordinary Shares are delivered to the Participant as a result of such exercise, and (C) Ordinary Shares are withheld to satisfy tax withholding obligations; or

(iv)                             in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Share Award Agreement.

(d)                                 Exercise and Payment of a SAR.  To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Share Award Agreement evidencing such SAR.  The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of Ordinary Shares equal to the number of Ordinary Share equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the strike price.  The appreciation distribution may be paid in Ordinary Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Share Award Agreement evidencing such SAR.

(e)                                  Transferability of Options and SARs.  The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine.  In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i)                                    Restrictions on Transfer.  An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant.  The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)                                Domestic Relations Orders.  Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2).  If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Share Option as a result of such transfer.

(iii)                            Beneficiary Designation.  Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise.  In the absence of such a designation, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise.  However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)                                   Vesting Generally.  The total number of Ordinary Shares subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal.  The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Options or SARs may vary.  The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Ordinary Shares as to which an Option or SAR may be exercised.

(g)                                 Termination of Continuous Service.  Except as otherwise provided in the applicable Share Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Share Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Share Award Agreement, which period will not be less than thirty (30) days if necessary to comply with applicable laws unless such termination is for Cause) and (ii) the expiration of the term of the Option or SAR as set forth in the Share Award Agreement.  If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(h)                                 Extension of Termination Date.  Except as otherwise provided in the applicable Share Award Agreement or other agreement between the Participant and the Company, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Share Award Agreement.  In addition, unless otherwise provided in a Participant’s Share Award Agreement, if the sale of any Ordinary Shares received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Ordinary Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Share Award Agreement.

(i)                                    Disability of Participant.  Except as otherwise provided in the applicable Share Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Share Award Agreement, which period will not be less than six (6) months if necessary to comply with applicable laws), and (ii) the expiration of the term of the Option or SAR as set forth in the Share Award Agreement.  If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j)                                    Death of Participant.  Except as otherwise provided in the applicable Share Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Share Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Share Award Agreement, which period will not be less than six (6) months if necessary to comply with applicable laws), and (ii) the expiration of the term of such Option or SAR as set forth in the Share Award Agreement.  If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k)                                 Termination for Cause.  Except as explicitly provided otherwise in a Participant’s Share Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)                                    Non-Exempt Employees.  If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any Ordinary Shares until at least six (6) months following the date of grant of the Option or SAR (although the Share Award may vest prior to such date).  Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Share Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant.  The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any Ordinary Shares under any other Share Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Share Awards and are hereby incorporated by reference into such Share Award Agreements.

(m)                             Right of Repurchase.  Subject to the “Repurchase Limitation” in Section 8(m) and to the extent permitted by applicable law, the Option or SAR may include a provision whereby the Company may elect to repurchase all or any part of the vested Ordinary Shares acquired by the Participant pursuant to the exercise of the Option or SAR.

(n)                                 Right of First Refusal.  The Option or SAR may include a provision whereby the Company may elect to exercise a right of first refusal to repurchase the Ordinary Shares in compliance with the provisions of the Companies Act following receipt of notice from the Participant of the intent to transfer all or any part of the Ordinary Shares received upon the exercise of the Option or SAR.  Such right of first refusal will be subject to the “Repurchase Limitation” in Section 8(m).  Except as expressly provided in this Section 5(o) or in the Share Award Agreement, such right of first refusal will otherwise comply with any applicable provisions of the Memorandum and Articles of Association of the Company.

6.                                      PROVISIONS OF SHARE AWARDS OTHER THAN OPTIONS AND SARS.

(a)                                 Restricted Share Unit Awards.  Each Restricted Share Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate.  The terms and conditions of Restricted Share Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Unit Award Agreements need not be identical.  Each Restricted Share Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)                                    Consideration.  At the time of grant of a Restricted Share Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each Ordinary Share subject to the Restricted Share Unit Award.  The consideration to be paid (if any) by the Participant for each Ordinary Share subject to a Restricted Share Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)                                Vesting.  At the time of the grant of a Restricted Share Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Share Unit Award as it, in its sole discretion, deems appropriate.

(iii)                            Payment.  A Restricted Share Unit Award may be settled by the delivery of Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Share Unit Award Agreement.

(iv)                             Additional Restrictions.  At the time of the grant of a Restricted Share Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Ordinary Shares (or their cash equivalent) subject to a Restricted Share Unit Award to a time after the vesting of such Restricted Share Unit Award.

(v)                                 Dividend Equivalents.  Dividend equivalents may be credited in respect of Ordinary Shares covered by a Restricted Share Unit Award, as determined by the Board and contained in the Restricted Share Unit Award Agreement.  At the sole discretion of the Board, such dividend equivalents may be converted into additional Ordinary Shares covered by the Restricted Share Unit Award in such manner as determined by the Board.  Any additional Ordinary Shares covered by the Restricted Share Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Share Unit Award Agreement to which they relate.

(vi)                             Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Share Unit Award Agreement, such portion of the

Restricted Share Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii)                         Compliance with Section 409A of the Code.   Notwithstanding anything to the contrary set forth herein, any Restricted Share Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Share Unit Award will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Restricted Share Unit Award Agreement evidencing such Restricted Share Unit Award.  For example, such restrictions may include, without limitation, a requirement that any Ordinary Shares that are to be issued in a year following the year in which the Restricted Share Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(b)                                 Other Share Awards.  Other forms of Share Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or Ordinary Share rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares at the time of grant) may be granted either alone or in addition to Share Awards provided for under Section 5 and the preceding provisions of this Section 6.  Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Share Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Share Awards and all other terms and conditions of such Other Share Awards.

7.                                      COVENANTS OF THE COMPANY.

(a)                                 Availability of Shares.  The Company will keep available at all times the number of Ordinary Shares reasonably required to satisfy then-outstanding Share Awards.

(b)                                 Securities Law Compliance.  The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Share Awards and to issue and sell Ordinary Shares upon exercise of the Share Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Share Award or any Ordinary Shares issued or issuable pursuant to any such Share Award.  If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Share Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of a Share Award or the subsequent issuance of cash or Ordinary Shares pursuant to the Share Award if such grant or issuance would be in violation of any applicable securities law.  Further, the Company will have unilateral authority to amend the Plan and the Agreement without any Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

(c)                                  No Obligation to Notify or Minimize Taxes.  The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Share Award.  Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Share Award or a possible period in which the Share Award may not be exercised.  The Company has no duty or obligation to minimize the tax consequences of a Share Award to the holder of such Share Award.

8.                                      MISCELLANEOUS.

(a)                                 Use of Proceeds from Sales of Ordinary Shares.  Proceeds from the sale of Ordinary Shares pursuant to Share Awards will constitute general funds of the Company.

(b)                                 Corporate Action Constituting Grant of Share Awards.  Corporate action constituting a grant by the Company of a Share Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Share Award is communicated to, or actually received or accepted by, the Participant.  In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Ordinary Shares) that are inconsistent with those in the Share Award Agreement as a result of a clerical error in the papering of the Share Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Share Award Agreement.

(c)                                  Shareholder Rights.  No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to a Share Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of Ordinary Shares under, the Share Award pursuant to its terms, and (ii) the issuance of the Ordinary Shares subject to the Share Award has been entered into the books and records of the Company.

(d)                                 No Employment or Other Service Rights.  Nothing in the Plan, any Share Award Agreement or any other instrument executed thereunder or in connection with any Share Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Share Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Memorandum and Articles of Association of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)                                  Change in Time Commitment.  In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee)

after the date of grant of any Share Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of Ordinary Shares subject to any portion of such Share Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Share Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Share Award that is so reduced or extended.

(f)                                   Incentive Stock Option Limitations.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Share Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)                                 Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Ordinary Shares under any Share Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Share Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Ordinary Shares subject to the Share Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Ordinary Shares.  The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the Ordinary Shares upon the exercise or acquisition of Ordinary Shares under the Share Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(h)                                 Withholding Obligations.  Unless prohibited by the terms of a Share Award Agreement and to the extent permitted by applicable law, the Company may, in its sole discretion, satisfy any federal, state, local tax or foreign withholding obligation relating to a Share Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Share Award; provided, however, that no Ordinary Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Share Award as a liability for financial accounting purposes); (iii) withholding cash from a Share Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Share Award Agreement.

(i)                                    Electronic Delivery.  Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j)                                    Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Share Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code.  Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company.  The Board is authorized to make deferrals of Share Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)                                 Compliance with Section 409A of the Code.  To the extent that the Board determines that any Share Award granted hereunder is subject to Section 409A of the Code, the Share Award Agreement evidencing such Share Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Share Award Agreements shall be interpreted in accordance with Section 409A of the Code.

(l)                                    Repurchase Limitation.  The Company’s right to repurchase Ordinary Shares shall be permitted only to the extent provided for under applicable law.  The terms of any repurchase right will be specified in the Share Award Agreement.  The repurchase price for vested Ordinary Shares will be the Fair Market Value of the Ordinary Shares on the date of repurchase.    Subject to applicable law, the Company will not exercise its repurchase right until at least six (6) months (or such longer or shorter period of time necessary to avoid classification of the Share Award as a liability for financial accounting purposes) have elapsed following delivery of Ordinary Shares subject to the Share Award, unless otherwise specifically provided by the Board.

9.                                      ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; OTHER CORPORATE EVENTS.

(a)                                 Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to

Section 3(c), and (iii) the class(es) and number of securities and price per Ordinary Share subject to outstanding Share Awards.  The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)                                 Dissolution or Liquidation.  Except as otherwise provided in the Share Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Share Awards will terminate immediately prior to the completion of such dissolution or liquidation,  provided, however, that the Board may, in its sole discretion, cause some or all Share Awards to become fully vested and/or exercisable (to the extent such Share Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)                                  Corporate Transaction.  The following provisions will apply to Share Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Share Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Share Award.  In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Share Awards, contingent upon the closing or completion of the Corporate Transaction:

(i)                                    arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Share Award or to substitute a similar share award for the Share Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction);

(ii)                                accelerate the vesting, in whole or in part, of the Share Award (and, if applicable, the time at which the Share Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with such Share Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Transaction, which exercise is contingent upon the effectiveness of such Corporate Transaction;

(iii)                            cancel or arrange for the cancellation of the Share Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(iv)                             make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Share Award immediately prior to the effective time of the Corporate Transaction, over (B) any exercise price payable by such holder in connection with such exercise.  For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price.  Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Ordinary Shares in connection with the Corporate Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Share Awards or portions thereof or with respect to all Participants.  The Board may take different actions with respect to the vested and unvested portions of a Share Award.

(d)                                 Change in Control.  A Share Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Share Award Agreement for such Share Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

10.                               PLAN TERM; EARLIER TERMINATION OR SUSPENSION OF THE PLAN.

(a)                                 Plan Term.  The Board may suspend or terminate the Plan at any time.  Unless terminated sooner by the Board, the Plan will automatically terminate on the Termination Date.  No Share Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)                                 No Impairment of Rights.  Suspension or termination of the Plan will not impair rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11.                               EFFECTIVE DATE OF PLAN.

This Plan became effective on January 8, 2014 (the “Effective Date”).

12.                               CHOICE OF LAW.

The Plan, all Share Awards granted under the Plan, all determinations made and actions taken pursuant to the Plan, and all questions concerning the construction, validity and interpretation of the Plan will be governed by the laws of Singapore, including but not limited to the Companies Act.

13.                               DEFINITIONS.   As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)                                 “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405.  The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Share Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(d)                                 “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events:  (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion.  Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Share Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e)                                  “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)                                there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)                            the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation;

(iv)                             there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)                                 individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Share Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply.

(f)                                   “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g)                                 “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)                                 “Companies Act” means the Companies Act, Chapter 50 of Singapore or any statutory modification, amendment or re-enactment thereof for the time being in force.

(i)                                    “Company” means Flextronics International Ltd., a corporation incorporated under the laws of the Republic of Singapore.

(j)                                    “Consultant” means any natural person, including an advisor, who is (i) engaged by NEXTracker, or (ii) is first engaged by the Company or an Affiliate (other than NEXTracker) after the Restatement Date, to render consulting or advisory services and is compensated for such services, or (iii) is first appointed as a member of the board of directors of an Affiliate (other than NEXTracker) after the Restatement Date and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k)                                 “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate.  For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors.  Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Share Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l)                                    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                    a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)                                a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)                            a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)                             a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m)                             “Director” means a member of the Board.

(n)                                 “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(o)                                 “Effective Date” is defined in Section 11 hereof.

(p)                                 “Employee” means any person employed by NEXTtracker, or any person that is hired as an employee by the Company or an Affiliate (other than NEXTracker) after the Restatement Date.  However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(q)                                 “Entity” means a corporation, partnership, limited liability company or other entity.

(r)                                  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s)                                   “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(t)                                    “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

(u)                                 “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(v)                                 “Nonstatutory Share Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(w)                               “Officer” means any person designated by the Company as an officer.

(x)                                 “Option” means an Incentive Stock Option or a Nonstatutory Share Option to purchase Ordinary Shares granted pursuant to the Plan.

(y)                                 “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant.  Each Option Agreement will be subject to the terms and conditions of the Plan.

(z)                                  “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(aa)                          “Ordinary Shares” means the ordinary shares in the capital of Flextronics International Ltd.

(bb)                          “Other Share Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(c).

(cc)                            “Other Share Award Agreement” means a written agreement between the Company and a holder of an Other Share Award evidencing the terms and conditions of an Other Share Award grant.  Each Other Share Award Agreement will be subject to the terms and conditions of the Plan.

(dd)                          “Own,” “Owned,” “Owner,” “Ownership”  A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ee)                            “Participant” means a person to whom a Share Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Share Award.

(ff)                              “Plan” means this NEXTracker Inc. 2014 Equity Incentive Plan, as amended and restated from time to time.

(gg)                          “Restricted Share Unit Award” means a right to receive Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(b).

(hh)                          “Restricted Share Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Unit Award evidencing the terms and conditions of a Restricted Share Unit Award grant.  Each Restricted Share Unit Award Agreement will be subject to the terms and conditions of the Plan.

(ii)                                “Rule 405” means Rule 405 promulgated under the Securities Act.

(jj)                                “Rule 701” means Rule 701 promulgated under the Securities Act.

(kk)                          “Securities Act” means the Securities Act of 1933, as amended.

(ll)                                “Share Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 5.

(mm)                  “Share Appreciation Right Agreement” means a written agreement between the Company and a holder of a Share Appreciation Right evidencing the terms and conditions of a Share Appreciation Right grant.  Each Share Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(nn)                          “Share Award” means any right to receive Ordinary Shares granted under the Plan, including an Incentive Stock Option, a Nonstatutory Share Option, a Restricted Share Unit Award, a Share Appreciation Right or any Other Share Award.

(oo)                          “Share Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Share Award grant.  Each Share Award Agreement will be subject to the terms and conditions of the Plan.

(pp)                          “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital shares having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, shares of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(qq)                          “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Affiliate.